EXHIBIT 99.1

B2Digital’s Coliseum Combat 54 Sets New Company Record for Total Event Revenues

Company’s Average Revs Per Event is Climbing Rapidly Over Past Five Events, Sponsorship Fees Starting to Roll In

TAMPA, FL, July 20, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is very pleased to report that Coliseum Combat 54, held in Kokomo, Indiana, this past Saturday night, July 17, set a new B2 Digital Company record for total revenues drawn from a single event, with $33,570 coming from live ticket sales at the gate, $4,590 coming from pay-per-view sales, and $3,000 drawn from sponsorship fees paid to the Company by advertising brands.

“I’m very happy to see these numbers because they demonstrate our growth as a brand, and they point very clearly in the right direction, especially when you think in terms of extrapolating that growth curve and compounding it with our growing number of events,” commented Greg P. Bell, Chairman & CEO of B2Digital. “$40k may not sound like much, but it was $20k not too long ago, and we were doing 10 events a year. The reason I’m so thrilled with where we are at is because I can see confirmation that our model is working. The compounding effect of scaling it up will pay that off.”

B2Digital’s most recent three non-inaugural/new-market events, in Trussville, Dayton, and Kokomo, have averaged more than $39k in total revenues per event, which is roughly 30% above the Company’s long-term historical average for total revenues per event.

Management believes this is an expression of brand growth and improved marketing and distribution of branded content, as well as increasing public interest in live events following the pandemic.

Bell added, “At this point, we are on pace to do 40+ annual events with our average per-event numbers trending steeply in the right direction. And now we are starting to tap into sponsorship sales as well, which is all margin and unlimited upside, and an enormously validating step. Obviously, the bigger our events get, the more value we will be able to extract from sponsorship opportunities.”

“At some point, we see this maturing into a situation where we will be doing multiple events every weekend across different regional markets, with each driving multiples of what we see now, and all of that doubling again through sponsorship flows,” added Bell. “That doesn’t even take into the account the Training segment, which will likely always be the bigger side of the business from a revenue standpoint, especially when we have B2 branded MMA training and fitness facilities in every major metro area across the nation, and give them free advertising at our Live MMA events. That’s where we see this headed. Right now, we are seeing a lot of great signals about the viability of that vision.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

1

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

2